Exhibit 10b (xxv)

W.W. GRAINGER, INC.
INCENTIVE PROGRAM RECOUPMENT AGREEMENT

This Incentive Program Recoupment Agreement (this “Agreement”) is entered into as of _____________ between W.W. Grainger, Inc., an Illinois corporation (the “Company”) and the undersigned Company executive (the “Executive”).

Subject to the Executive’s acceptance of the terms and conditions of this Agreement and the entry into an Unfair Competition Agreement concurrent herewith (the “Unfair Competition Agreement”), Executive will be eligible for participation in the 2010 management incentive program or any program paid on the same basis such as a covered employee benefit program (collectively “Covered Programs”) as set forth in either the Summary Description of the 2010 Company Management Incentive Program (the “Summary Description”) or the Covered Employee Annual Incentive Award Section of the 2005 Incentive Plan (the “Annual Incentive Award Section”).  In turn, the Executive desires to enter into this Agreement and the Unfair Competition Agreement and participate in the Covered Programs all on the terms and conditions set forth in this Agreement and the Unfair Competition Agreement and subject to the Summary Description or Annual Incentive Award Section.

NOW, THEREFORE, in consideration of the mutual promises set forth below and in the Unfair Competition Agreement, the parties hereto agree as follows:

1.
 General.  The Covered Programs are based on the Company’s achievement of certain established targets as set forth in the Summary Description or the Annual Incentive Award Section.  Any payout made pursuant to the Covered Programs are subject to terms and conditions as set forth on an annual basis.  Participation in the Covered Programs do not guarantee a payout to the Executive.

2.	Recoupment of Incentive-based Compensation.

a.
If the Board of Directors determines that the Executive has committed fraud against the Company or has been engaged in any criminal conduct that involves or is related to the Company and such Executive is entitled to receive performance shares, stock options, restricted stock units or cash incentive compensation (“Incentive Compensation”) then the Company shall recover from the Executive such Incentive Compensation, in whole or in part, for any period of time, as it deems appropriate under the circumstances.  The Board shall have sole discretion in determining whether the Executive’s conduct was in compliance with the law or Company policy and the extent to which the Company will seek recovery of the Incentive Compensation notwithstanding any other remedies available to the Company.

b.
In the event of a restatement of materially inaccurate financial results, the Board has the discretion to recover cash incentive payments or the settlement of performance shares (“Incentive Payments”) that were paid or settled to the Executive during the period covered by the restatement as set forth herein.  If the payment or settlement of Incentive Payments would have been lower had the achievement of applicable financial performance goals been calculated based on such restated financial results, the Board may, if it determines appropriate in its sole discretion, recover the portion of the paid or settled Incentive Payments in excess of the payment or settlement that would have been made based on the restated financial results.  The Company will not seek to recover Incentive Payments received or settled more than three years after the date of the initial filing that contained the incorrect financial results.

3.
Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Any action arising under or relating to this Agreement may be taken in a court of appropriate jurisdiction, either state or federal, situated in Cook County, Illinois.  Each party hereby consents to the jurisdiction of any court before which the action has been brought in accordance with this Section and will accept service of process by any method permitted by the rules of, or applicable to, such court, whether or not such party then resides within such court’s jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Incentive Program Recoupment Agreement to be executed by a duly authorized Officer of the Company and the Executive hereby agrees to all the terms and conditions set forth above.

W.W. GRAINGER, INC.

By:____________________________________
                        James T. Ryan
Chairman, President and Chief Executive Officer

_____________________________________
Executive (Signature)

_____________________________________
Executive (Print Name)

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Date